Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Index
Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2025	December 31, 2024
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$242,603	$249,927
Accounts receivable, net	321,313	409,127
Other current assets	71,197	80,905
Total current assets	635,113	739,959

Leasehold improvements, buildings, equipment, land and capitalized software, net	118,453	122,823
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	456,670	479,088
Other non-current assets	317,145	330,930
TOTAL ASSETS	$3,027,254	$3,172,673

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$42,331	$35,000
Accounts payable, trade	31,728	34,105
Deferred revenue	18,186	18,569
Accrued expenses and other current liabilities	345,301	384,774
Total current liabilities	437,546	472,448

Long-term debt, net	1,419,544	1,435,007
Other long-term liabilities	282,007	369,340

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common stock, $0.01 par value per share; authorized 500,000 shares; 317,570 shares issued and outstanding	3	3
Additional paid-in capital	1,541,811	1,556,899
Accumulated deficit	(641,094)	(650,336)
Accumulated other comprehensive loss	(12,563)	(10,688)
Total shareholder's equity	888,157	895,878
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,027,254	$3,172,673

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Revenue	$393,071	$390,540
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	152,891	157,123
Selling and marketing expense	119,820	120,862
General and administrative expense	15,955	55,228
Product development expense	29,607	34,434
Depreciation	9,173	8,555
Amortization of intangibles	22,418	35,167
Total operating costs and expenses	349,864	411,369
Operating income (loss)	43,207	(20,829)
Interest expense	(28,314)	(34,680)
Other income, net	3,008	4,423
Earnings (loss) before income taxes	17,901	(51,086)
Income tax (provision) benefit	(8,659)	17,068
Net earnings (loss)	$9,242	$(34,018)

Stock-based compensation expense by function:
Cost of revenue	$335	$474
Selling and marketing expense	562	531
General and administrative expense	4,215	5,717
Product development expense	381	627
Total stock-based compensation expense	$5,493	$7,349

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Net earnings (loss)	$9,242	$(34,018)
Other comprehensive (loss) income, net of income taxes:
Change in net unrealized (losses) gains on interest rate swaps	(1,800)	3,697
Change in foreign currency translation adjustment	(75)	(176)
Total other comprehensive (loss) income, net of income taxes	(1,875)	3,521
Comprehensive income (loss)	$7,367	$(30,497)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three Months ended March 31, 2025 and 2024
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2024	$3	317,570	$1,556,899	$(650,336)	$(10,688)	$895,878
Net earnings	—	—	—	9,242	—	9,242
Other comprehensive loss	—	—	—	—	(1,875)	(1,875)
Stock-based compensation expense	—	—	5,493	—	—	5,493
Withholding taxes paid on behalf of DDM employees on net settled stock-based awards	—	—	(10,429)	—	—	(10,429)
Reimbursement to IAC for settlement of equity awards held by DDM employees	—	—	(10,152)	—	—	(10,152)
Balance at March 31, 2025	$3	317,570	$1,541,811	$(641,094)	$(12,563)	$888,157

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(34,018)	—	(34,018)
Other comprehensive income	—	—	—	—	3,521	3,521
Stock-based compensation expense	—	—	7,349	—	—	7,349
Contribution from IAC	—	—	55,000	—	—	55,000
Distribution to IAC	—	—	(105,000)	—	—	(105,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(1,730)	—	—	(1,730)
Dotdash Meredith Inc. merger	3	316,570	(3)	—	—	—
Balance at March 31, 2024	$3	317,570	$1,600,572	$(672,313)	$(9,020)	$919,242

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$9,242	$(34,018)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Amortization of intangibles	22,418	35,167
Depreciation	9,173	8,555
Non-cash lease expense (including right-of-use asset impairments)	8,378	9,398
Deferred income taxes	7,357	(18,084)
Stock-based compensation expense	5,493	7,349
Provision for credit losses	1,027	75
Net gain on lease terminations	(36,038)	—
Other adjustments, net	295	(2,175)
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	76,382	64,235
Other assets	(5,491)	24,678
Operating lease liabilities	(33,591)	(11,548)
Accounts payable and other liabilities	(49,737)	(28,454)
Income taxes payable and receivable	1,397	1,166
Deferred revenue	322	(186)
Net cash provided by operating activities	16,627	56,158
Cash flows from investing activities:
Capital expenditures	(3,853)	(2,825)
Proceeds from the sale of a portion of the retirement investment fund	5,248	—
Net proceeds from the sales of assets	2	12,654
Net cash provided by investing activities	1,397	9,829
Cash flows from financing activities:
Principal payments on Term Loans	(8,750)	(7,500)
Withholding taxes paid on behalf of DDM employees on net settled stock-based awards	(10,429)	—
Reimbursement to IAC for the settlement of equity awards held by DDM employees	(6,118)	(33)
Contribution from IAC	—	55,000
Distribution to IAC	—	(105,000)
Other, net	—	(1,114)
Net cash used in financing activities	(25,297)	(58,647)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	198	(163)
Net (decrease) increase in cash and cash equivalents and restricted cash	(7,075)	7,177
Cash and cash equivalents and restricted cash at beginning of period	257,122	268,699
Cash and cash equivalents and restricted cash at end of period	$250,047	$275,876

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
As used herein, "DDM," the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith Inc. and its subsidiaries (unless the context requires otherwise).
Nature of Operations
DDM is one of the largest digital and print publishers in America. More than 150 million people trust DDM each month to help them make decisions, take action and find inspiration. DDM's over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, BYRDIE, REAL SIMPLE, Investopedia and Southern Living. DDM is a wholly-owned subsidiary of IAC Inc. ("IAC").
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The financial statements include all accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. All intercompany transactions and balances between entities comprising the Company have been eliminated.
For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis. See "Note 7—Income Taxes" for additional information.
The unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited interim financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2024.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts reported in the financial statements and the disclosures in the accompanying notes. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, buildings, equipment and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; the fair value of a retirement investment fund; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and post-retirement benefit plan asset and liabilities, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Lease Termination
During the first quarter of 2025, the Company entered into an agreement that terminated its lease for certain unoccupied office space, which otherwise would have expired in 2032, for a total payment of $43.1 million, consisting of equal payments paid in January and April 2025. The Company recorded a gain on the lease termination of $36.2 million for the three months ended March 31, 2025, which is reflected in "General and administrative expense" in the statement of operations.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 5 —Segment Information."
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $18.2 million and $18.6 million at March 31, 2025 and December 31, 2024, respectively, and were current, except for less than $0.1 million in both periods that was non-current. During the three months ended March 31, 2025, the Company recognized $15.4 million of revenue that was included in the deferred revenue balance at December 31, 2024. During the three months ended March 31, 2024, the Company recognized $15.2 million of revenue that was included in the deferred revenue balance at December 31, 2023. The deferred revenue balance was $17.6 million at December 31, 2023 and was current, except for less than $0.1 million that was non-current. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
There were no recently issued accounting pronouncements adopted by the Company during the three months ended March 31, 2025.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the reporting period for the fiscal year ending December 31, 2025. Early adoption is permitted, and ASU No. 2023-09 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2023-09, its impact on its income tax disclosures and the method of adoption. ASU No. 2023-09 does not affect the Company's results of operations, financial condition or cash flows. The Company does not plan to adopt ASU No. 2023-09 early.
ASU No. 2024-03—Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted, and ASU No. 2024-03 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2024-03, its impact on its disclosures and the method of adoption. ASU No. 2024-03 does not affect the Company's results of operations, financial condition or cash flows. The Company does not plan to adopt ASU No. 2024-03 early.
Stockholder's Equity Correction
In the first quarter of 2025, the Company retroactively corrected the presentation of "Common stock," "Additional paid-in capital" and "Shares outstanding" in the balance sheet and statement of shareholder's equity. An error occurred following the March 1, 2024 merger of the Company. This correction has no impact on the Company's results of operations, financial condition or cash flows. The Company assessed the materiality of these adjustments and concluded they were quantitatively and qualitatively immaterial.
NOTE 2—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	March 31, 2025
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$208,270	$—	$—	$208,270
Time deposits	—	18,366	—	18,366
Other current assets:
Retirement investment fund	—	8,603	—	8,603
Total	$208,270	$26,969	$—	$235,239

Liabilities:
Other long-term liabilities:
Interest rate swaps(a)	$—	$(647)	$—	$(647)
_____________________
(a) Interest rate swaps relate to the $350 million notional amount which hedge the Company's Term Loan B-1. See "Note 3—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$207,389	$—	$—	$207,389
Time deposits	—	18,098	—	18,098
Other current assets:
Retirement investment fund	—	13,763	—	13,763
Other non-current assets:
Interest rate swaps(a)	—	1,715	—	1,715
Total	$207,389	$33,576	$—	$240,965
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, buildings, equipment and capitalized software, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.47 billion and $1.49 billion at March 31, 2025 and December 31, 2024, respectively.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 3—LONG-TERM DEBT
Long-term debt consists of:

	March 31, 2025	December 31, 2024
	(In thousands)
Term Loan A due December 1, 2026	$288,750	$297,500
Term Loan B-1 due December 1, 2028	1,182,500	1,182,500
Total long-term debt	1,471,250	1,480,000
Less: current portion of long-term debt	42,331	35,000
Less: original issue discount	3,312	3,512
Less: unamortized debt issuance costs	6,063	6,481
Total long-term debt, net	$1,419,544	$1,435,007
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provided for (i) the five-year $350 million Term Loan A due December 1, 2026 ("Term Loan A"), (ii) the seven-year $1.25 billion Term Loan B due December 1, 2028 ("Term Loan B") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). On November 26, 2024, the Company entered into Amendment No. 1 to the Credit Agreement ("the Amended Credit Agreement"), which governs both the existing Term Loan A and the Revolving Facility, and replaced $1.18 billion of then outstanding Term Loan B principal with an equal amount of Term Loan B-1 due December 1, 2028 ("Term Loan B-1"). Term Loan A and Term Loan B-1 are collectively referred to as the "Term Loans".
Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR"), as defined in the Amended Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Amended Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for Term Loan A. At March 31, 2025 and December 31, 2024, Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 6.66% and 6.94%, respectively. At March 31, 2025 and December 31, 2024, Term Loan B-1 bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 7.82% and 8.05%, respectively. Interest payments are due at least quarterly through the respective maturity dates of the Term Loans.
The Company holds interest rate swaps with a total notional amount of $350 million, which synthetically convert a portion of Term Loan B and, following the effectiveness of the Amended Credit Agreement, Term Loan B-1, from a variable rate to a fixed rate to manage interest rate risk exposure until April 1, 2027. Should Adjusted Term SOFR continue to equal or exceed 0.50%, then the fixed rate for Term Loan B-1 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps and (ii) the base rate of 3.50%). In the event Adjusted Term SOFR becomes less than 0.50%, then the interest rate swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements.

The Company has designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with FASB ASC Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet. Realized gains or losses are reclassified into “Interest expense” in the statement of operations. The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B-1 and Term Loan B.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." See "Note 4—Accumulated Other Comprehensive Loss" for the net unrealized gains and losses before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the three months ended March 31, 2025 and 2024. At March 31, 2025, approximately $0.4 million is expected to be reclassified into interest expense within the next twelve months as net realized gains.

Term Loan A requires quarterly principal payments of approximately $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. Term Loan B-1 requires quarterly payments of $3.0 million commencing March 31, 2026 through maturity. Term Loan B-1 may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding certain thresholds as defined in the Amended Credit Agreement. No such payment was required related to the period ended December 31, 2024.
There were no outstanding borrowings under the Revolving Facility at both March 31, 2025 and December 31, 2024. The annual commitment fee on undrawn funds is based on the Company's most recently reported consolidated net leverage ratio, as defined in the governing agreements, was 40 basis points at both March 31, 2025 and December 31, 2024. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, subject to certain exemptions and increases for qualifying material acquisitions, the Amended Credit Agreement requires the Company to maintain a consolidated net leverage ratio as of the last day of such quarter of no greater than 5.5 to 1.0, all as defined in the governing agreements. This ratio was not exceeded for the test periods ended March 31, 2025 and December 31, 2024. The Amended Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts, all as defined in the governing agreements. The Company did not exceed this ratio for the test periods ended March 31, 2025 and December 31, 2024.
The Credit Agreement permitted and the Amended Credit Agreement permits IAC to, among other things, contribute cash to the Company, which has in the past and may in the future provide, among other things, additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as defined in the governing agreements. In connection with these capital contributions, the Company may make distributions to IAC in amounts not to exceed these capital contributions, provided that no default has occurred and is continuing. No quarterly contributions have been made to the Company since September 2024, which the Company distributed to IAC in October 2024; therefore, there were no pending contributions or distributions outstanding as of March 31, 2025 and December 31, 2024. During the three months ended March 31, 2024, IAC contributed $55 million to the Company, which the Company subsequently distributed to IAC in April 2024. Absent these contributions, the Company's consolidated net leverage ratio would not have exceeded 5.5 to 1.0 for the three months ended March 31, 2024. The Company distributed $105 million back to IAC in January 2024 related to IAC's contribution in December 2023.
The obligations under the Amended Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

	Three Months Ended March 31, 2025
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Interest Rate Swaps	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(11,995)	$1,307	$(10,688)
Other comprehensive loss before reclassifications	(75)	(1,355)	(1,430)
Amounts reclassified to earnings	—	(445)	(445)
Net current period other comprehensive loss	(75)	(1,800)	(1,875)
Balance at March 31	$(12,070)	$(493)	$(12,563)

	Three Months Ended March 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains on Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)
Other comprehensive (loss) income before reclassifications	(176)	5,040	4,864
Amounts reclassified to earnings	—	(1,343)	(1,343)
Net current period other comprehensive (loss) income	(176)	3,697	3,521
Balance at March 31	$(12,021)	$3,001	$(9,020)
At March 31, 2025 and 2024, there was $0.2 million of deferred income tax benefit and $0.9 million of deferred income tax provision, respectively, related to unrealized losses and gains on interest rate swaps.
NOTE 5—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's ("CODM") view of the business. The Chief Executive Officer is the CODM of the Company. We consider how the business is organized as to segment management and the focus of the business with regards to the types of services or products offered or the target market. The Company's operating segments are the same as the reportable segments.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Disaggregated Revenue
The following table presents revenue by segment:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Revenue:
Digital	$224,216	$209,324
Print	173,794	185,900
Intersegment eliminations(a)	(4,939)	(4,684)
Total	$393,071	$390,540
_____________________
(a) Intersegment eliminations primarily relate to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Revenue:
Digital:
Advertising revenue	$134,569	$132,899
Performance marketing revenue	57,266	51,544
Licensing and other revenue	32,381	24,881
Total Digital revenue	224,216	209,324
Print:
Subscription revenue	74,346	77,991
Advertising revenue	37,243	42,473
Newsstand revenue	28,095	26,286
Project and other revenue	25,921	28,554
Performance marketing revenue	8,189	10,596
Total Print revenue	173,794	185,900
Intersegment eliminations(a)	(4,939)	(4,684)
Total revenue	$393,071	$390,540

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Segment Expenses
The following table presents the significant segment expenses regularly provided to the CODM for each of the Company's segments that are included in determining Segment Adjusted EBITDA, which is the Company's segment reporting performance measure:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Segment Expenses:
Digital:
Cost of revenue	$69,629	$60,066
Selling and marketing expense	59,313	55,178
General and administrative expense	25,347	26,067
Product development expense	27,572	31,054
Total Digital expenses	181,861	172,365
Print:
Cost of revenue	83,147	96,583
Selling and marketing expenses	64,664	69,837
General and administrative expense	10,874	13,780
Product development expense	1,654	2,753
Total Print expenses	160,339	182,953
Other:
Other(b)(c)	(24,481)	9,664
Intersegment eliminations	(4,939)	(4,684)
Total expenses	$312,780	$360,298
___________________
(b) Other comprises unallocated corporate expenses.
(c) The three months ended March 31, 2025 include a gain of $36.2 million related to the termination of a lease for certain unoccupied office space, which otherwise would have expired in 2032. See "Note 1—The Company and Summary of Significant Accounting Policies" for additional information.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Segment Reporting Performance Measure and Reconciliations
Adjusted EBITDA is the segment reporting performance measure used by the CODM as one of the metrics by which we evaluate the performance of our business and our internal budgets are based and may impact management compensation. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. The following table presents a summary of Segment Adjusted EBITDA:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Segment Adjusted EBITDA:
Digital	$42,355	$36,959
Print	13,455	2,947
Other(b)(c)	24,481	(9,664)
Total Segment Adjusted EBITDA	$80,291	$30,242
The following table reconciles total Segment Adjusted EBITDA to earnings (loss) before income taxes:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Total Segment Adjusted EBITDA	$80,291	$30,242
Stock-based compensation expense	(5,493)	(7,349)
Depreciation	(9,173)	(8,555)
Amortization of intangibles	(22,418)	(35,167)
Interest expense	(28,314)	(34,680)
Other income, net	3,008	4,423
Earnings (loss) before income taxes	$17,901	$(51,086)
Segment Assets
Segment asset information is not regularly presented to the CODM.
Geographic Information
Geographic information about revenue and long-lived assets is presented below. Revenue by geography is based on where the customer is located.

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Revenue:
United States	$373,085	$363,480
All other countries	19,986	27,060
Total	$393,071	$390,540

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	March 31, 2025	December 31, 2024
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$322,307	$341,156
All other countries	2,114	2,284
Total	$324,421	$343,440
NOTE 6—PENSION AND POST-RETIREMENT BENEFIT PLANS
The following table presents the components of net periodic benefit cost (credit) for the pension and post-retirement benefit plans:

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$—	$—	$—	$51	$—	$—
Interest cost	37	5,155	53	729	4,787	51
Expected return on plan assets	—	(5,143)	—	(564)	(4,787)	—
Actuarial gain recognition	—	—	—	(263)	—	—
Net periodic benefit cost (credit)	$37	$12	$53	$(47)	$—	$51
The components of net periodic benefit cost (credit), other than the service cost component, are included in "Other income, net" in the statement of operations.
NOTE 7—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. Any differences between taxes currently payable to or receivable from IAC and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

For the three months ended March 31, 2025, the Company recorded an income tax provision of $8.7 million which represents an effective income tax rate of 48%, which was higher than the statutory rate of 21% due primarily to realized income tax shortfalls generated by stock-based awards, research credits, and state taxes. For the three months ended March 31, 2024, the Company recorded an income tax benefit of $17.1 million, which represents an effective income tax rate of 33%, which was higher than the statutory rate of 21% due to research credits, partially offset by state taxes.
The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the IRS. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2015. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.
At March 31, 2025 and December 31, 2024, unrecognized tax benefits, including interest and penalties, were $7.1 million and $6.7 million, respectively. Unrecognized tax benefits, including interest and penalties, at March 31, 2025 increased by $0.4 million due primarily to research credits. If unrecognized tax benefits at March 31, 2025 are subsequently recognized, income tax expense would be reduced by $6.8 million, net of related deferred tax assets and interest. The comparable amount at December 31, 2024 was $6.4 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by less than $0.3 million by March 31, 2026 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 8—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2023
	(In thousands)
Cash and cash equivalents	$242,603	$249,927	$268,748	$261,580
Restricted cash included in other current assets	—	7,195	7,128	7,119
Restricted cash included in other non-current assets	7,444	—	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$250,047	$257,122	$275,876	$268,699
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the United Kingdom for all periods presented.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Credit Losses
The following table presents the changes in the allowance for credit losses:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Balance at January 1	$6,096	$5,931
Current period provision for credit losses	1,027	75
Write-offs charged against the allowance	(1,312)	(857)
Recoveries collected	28	172
Balance at March 31	$5,839	$5,321
Accumulated Depreciation and Amortization
The following table provides the accumulated depreciation and amortization within the balance sheet:

Asset Category	March 31, 2025	December 31, 2024
	(In thousands)
Leasehold improvements, buildings, equipment, and capitalized software	$75,332	$71,436
Intangible assets	$599,835	$577,417
NOTE 9—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 7—Income Taxes" for information related to unrecognized tax benefits.
NOTE 10—RELATED PARTY TRANSACTIONS
The Company recognized revenue of less than $0.1 million and $1.2 million for the three months ended March 31, 2025 and 2024, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At March 31, 2025 and December 31, 2024, there were outstanding receivables of less than $0.1 million in both periods, related to the revenue earned.
At March 31, 2025 and December 31, 2024, the Company had an outstanding payable due to IAC of $17.7 million and $17.5 million, respectively, related to the Company's share of IAC's consolidated tax liabilities, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The balance outstanding at December 31, 2024 was subsequently paid to IAC in April 2025.
As permitted by the Credit Agreement and the Amended Credit Agreement, IAC made quarterly capital contributions to the Company that the Company distributed back to IAC. Refer to “Note 3—Long-term Debt” for additional information.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Stock-based awards held by employees of the Company are settled in shares of IAC common stock, which are issued to employees net of a deduction of required tax withholdings, which are remitted on the employees' behalf. The Company reimburses IAC in the form of cash and/or Company common shares at IAC’s election for stock-based awards settled in IAC common stock. At March 31, 2025 and December 31, 2024, the Company had an outstanding payable due to IAC of $10.1 million and $6.1 million, respectively, for the reimbursement for shares of IAC common stock used to settle stock-based awards held by employees of the Company and, as of December 31, 2024, the reimbursement of certain withholding taxes. These amounts were subsequently paid by the Company in April and February 2025, respectively.
NOTE 11—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through May 5, 2025, on which date the financial statements were available for issue.
On April 15, 2025, the Company’s outstanding stock-based awards that were denominated in the equity of the Company were converted into IAC restricted stock units. This modification did not and will not result in incremental stock-based compensation expense.